UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2015

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 1, 2015, The Bancorp, Inc. (the “Company”) received a letter (the “Nasdaq Notice”) from the NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the SEC.

In a Form 12b-25 Notification of Late Filing filed with the SEC on March 16, 2015 (the “Form 12b-25”), the Company reported that it planned to file the Form 10-K with the SEC within the extension period of 15 calendar days following the original due date of March 16, 2015. The Company was, however, unable to file the Form 10-K by the extended deadline.

The Nasdaq Notice provides that the Company has 60 calendar days from the Company’s receipt thereof to submit to Nasdaq a plan to regain compliance with Listing Rule 5250(c)(1). The Company expects that it will file the Form 10-K on or before May 11, 2015, which is within the 60 day period, although there can be no assurance that the Company will be able to do so. If a plan to regain compliance is required as a result of any continuing delay in the filing of the Form 10-K, the Company intends to submit such a plan to Nasdaq. If a plan is filed and Nasdaq accepts the plan, then Nasdaq could grant the Company up to 180 days from the extended due date for filing the Form 10-K ( that is, until September 28, 2015) to regain compliance. If a plan is filed and Nasdaq does not accept the plan, then the Company would expect to have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2015	The Bancorp, Inc.

	By:	/s/ Paul Frenkiel
	Name:	Paul Frenkiel
	Title:	Executive Vice President, Chief Financial Officer and Secretary